Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13G (including amendments thereto) jointly on behalf of each such party.

Dated: February 14, 2024

Archer Future Limited	By:	/s/ T Proteus Limited
	Name:	T Proteus Limited
	Title:	Director

Sagitta Future Limited	By:	/s/ Yang Lu
	Name:	Yang Lu
	Title:	Director

Yang Lu	By:	/s/ Yang Lu
	Name:	Yang Lu